Exhibit 10.2
AGREEMENT AND RELEASE
     AGREEMENT AND RELEASE by and between American International Group, Inc. (the “Company”) and Robert M. Sandler (“Employee”).
     WHEREAS, Employee has been employed by the Company and the Company and Employee desire to address the termination of their employment relationship.
     NOW, THEREFORE, the Company and Employee agree as follows:
     1. For the time period from June 2, 2008 until September 30, 2008, the Company shall pay Employee a bi-weekly salary of $14,871.76, pursuant to the Company’s regular payroll practices, for performing his employment duties and responsibilities and this salary will compensate Employee for all hours worked. Employee will cease performing his employment duties and responsibilities for the Company, and will no longer report to work for the Company, effective September 30, 2008 (the “End Work Date”).
     2. Employee shall remain on the payroll of the Company from the End Work Date through and including September 30, 2010 (the “Termination Date”), except for (a) any Long Term Disability plan withholdings (which will cease as of the End Work Date) and (b) any Employee Stock Purchase Plan deductions, Incentive Savings Plan contributions or matches, and deductions under the Executive Deferred Compensation Plan or the Supplemental Incentive Savings Plan (all of which will cease as of the last day of the pay period in which the End Work Date occurs), with only the following payments to be made to Employee: (i) the Company shall pay Employee the sum of: salary of $193,333.50, less withholdings, bonus of $85,833.48, less withholdings, and supplemental bonus of $349,375.00, less withholdings, within ten (10) business days after the Delay Date (defined below) (collectively, these payments are the “First Payments”) and the Company shall then pay Employee a bi-weekly sum of: salary of $14,871.80, less withholdings, bonus of $6,602.57, less withholdings, and supplemental bonus of $26,875.00, less withholdings, from the Delay Date through and including the Termination Date. Employee’s employment with the Company shall terminate on the Termination Date and the Termination Date will be the date of termination of Employee’s employment under the American International Group, Inc. Amended and Restated 1999 Stock Option Plan, the American International Group, Inc. Amended and Restated 2002 Stock Incentive Plan, the American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan (collectively, the “Option/RSU Plans”) and for purposes of the American International Group, Inc. Retirement Plan (the “Retirement Plan”). Employee shall retire on October 1, 2010 and Employee shall be entitled to all benefits in accordance with such retirement.
     3. The Company agrees to continue Employee’s benefits through and including the Termination Date; provided, however, that (a) no additional vacation benefits shall accrue to Employee as a result of the continuation of Employee on payroll beyond the End Work Date, (b) Employee is responsible for the payment of any corporate credit card late fees or any business expenses that the Company has not approved and processed for payment on or before the End Work Date, (c) Employee’s eligibility for coverage under the Short Term and Long Term Disability programs, the Incentive Savings Plan, the Employee Stock Purchase Plan, the

Executive Deferred Compensation Plan and the Supplemental Incentive Savings Plan will cease as of the End Work Date, and (d) nothing in this Agreement and Release modifies or affects any of the terms of any benefit plans or programs (including, without limitation, the Company’s right to alter the terms of such plans or programs). This Agreement and Release does not abrogate any rights that Employee may have to COBRA benefit continuation after the Termination Date.
     4. Notwithstanding anything in this Agreement and Release, or any other agreements, to the contrary, Employee and the Company agree that all agreements between Employee and the Company (or any of its affiliates) will be interpreted and administered so that distributions that are conditioned upon termination of Employee’s employment with the Company will be conditioned upon Employee’s “separation from service” with the Company within the meaning of Internal Revenue Code Section 409A (“Section 409A”). For purposes of determining the date of the First Payment and the commencement date of any other payments or benefits that are subject to the six-month delay due to Section 409A, your “separation from service” with the Company within the meaning of Section 409A will be September 30, 2008 and the six month delay shall end on April 1, 2009 (“Delay Date”). Each payment under this Agreement and Release and any other Company plan in which you participate (including the SICO Plans) will be treated as a separate payment for purposes of Section 409A. Any reimbursements to which you may be entitled will not offset any amounts payable to you under this Agreement and Release, and any reimbursements will be made to you no later than the end of the calendar year in which such expenses were incurred and otherwise in accordance with the reimbursement rules of Section 409A.
     5. Employee has been a participant in the American International Group, Inc. 2005-2006 Deferred Compensation Profit Participation Plan (the “AIG DCPPP”). The AIG DCPPP matures two years from the inception of such plan (the “Maturity Date”). On the Maturity Date of the plan, a certain number of shares of AIG Common Stock were set aside for Employee in accordance with the terms thereof (with respect to the AIG DCPPP, the total set aside shares and pro rata reload shares is a total of 48,000, hereinafter the “AIG DCPPP Shares”). The Company will provide Employee the AIG DCPPP Shares (plus any shares attributable to stock splits or stock dividends paid prior to the payment of the AIG DCPPP Shares to Employee) in accordance with the terms and conditions of the AIG DCPPP. The AIG DCPPP Shares shall be issued to Employee within ten (10) business days after the Delay Date.
In the event of Employee’s death prior to the Delay Date, Employee’s estate would receive the AIG DCPPP Shares within ten (10) business days after the Delay Date. No cash dividends or other property rights pertaining to the AIG DCPPP Shares (other than the stock splits or stock dividends described above) will accrue or accumulate to Employee or Employee’s estate’s benefit during the period prior to Employee’s receipt of such shares in accordance with the terms of this Agreement and Release.
     6. In accordance with the terms and conditions of the AIG Partners Plan the Company will provide Employee: (a) with respect to the 2006 transition grant, 16,188 shares of AIG Common Stock, payable within ten (10) business days after the Delay Date; (b) with respect to the 2007 grant, that number of shares of AIG Common Stock that are attributable to the number of performance RSUs earned based on the Company’s performance in accordance with such plan (21,000 shares upon achievement of target-level performance), payable within ten (10)

business days after the Delay Date; and (c) with respect to the 2008 grant, that number of shares of AIG Common Stock that are attributable to the number of performance RSUs earned based on the Company’s performance in accordance with such plan (9,000 shares upon achievement of target-level performance), payable within ten (10) business days after the Delay Date.
     7. In accordance with the terms and conditions of the AIG Senior Partners Plan (the “SPP”) and the AIG 2005 Senior Partners Plan (the “2005 SPP”) the Company will provide Employee:
(a)	Under the 2005 SPP: (1) with respect to the 2005 transition period, $2,475,000.00 payable within ten (10) business days after the Delay Date; and (2) amounts equal to and paid contemporaneously with any dividend-related payments made under such plan on the amount referenced in (1) above, calculated in the manner set forth in the 2005 SPP, until such amount is paid in accordance with this Agreement and Release.

(b)	Under the SPP:
(1)	with respect to the 2004-2006 performance period, (x) an amount equal to the value of 1125 units if earned based upon the Company’s performance in accordance with the SPP (on the date hereof, estimated to have an earned value of $3,305.00 per unit, $3,718,125.00 in the aggregate), payable within ten (10) business days after the Delay Date; and (y) amounts equal to and paid contemporaneously with any dividend-related payments made under the SPP on the value attributable to the amount referenced in (x) above, calculated in the manner set forth in the SPP but assuming that the Weighted Average SPU Value (as defined in the SPP) attributable to each unit included in calculation of the aggregate amount referenced in (x) above is equal to the value earned per unit for 2006 (currently estimated at $3,305.00 per unit), until such amount is paid in accordance with this Agreement and Release.

(2)	with respect to the 2005-2007 performance period, (x) an amount equal to the value of 1125 units if earned based upon the Company’s performance in accordance with the SPP (on the date hereof, estimated to have an earned value of $2,717.00 per unit, $3,056,625.00 in the aggregate), payable within ten (10) business days after the Delay Date; and (y) amounts equal to and paid contemporaneously with any dividend-related payments made under the SPP on the value attributable to the amount referenced in (x) above, calculated in the manner set forth in the SPP but assuming that the Weighted Average SPU Value (as defined in the SPP) attributable to each unit included in calculation of the aggregate amount referenced in (x) above is equal to the value earned per unit for 2007 (currently estimated at $2,717.00 per unit), until such amount is paid in accordance with this Agreement and Release.

(3)	with respect to the 2006-2008 performance period, (x) an amount equal to the value of 1125 units if earned based upon the Company’s performance in accordance with the SPP (to be calculated), payable within ten (10) business days after the Delay Date; and (y) amounts equal to and paid contemporaneously with any dividend-related payments made under the SPP on the value attributable to the amount referenced in (x) above, calculated in the manner set forth in the SPP but assuming that the Weighted Average SPU Value (as defined in the SPP) attributable to each unit included in calculation of the aggregate amount referenced in (x) above is equal to the value earned per unit for 2008 (to be calculated), until such amount is paid in accordance with this Agreement and Release.
     8. In accordance with the terms and conditions of the Option/RSU Plans, within ten (10) business days after the Delay Date Employee shall receive: (a) 11,483 RSUs (a seventy-five percent (75%) pro-rated amount of the 15,311 unvested RSUs from the grant date of December 13, 2007), and (b) vesting in any currently unvested options, as per the terms and conditions of such option plans.
     9. Employee agrees that if Employee fails to fulfill Employee’s duties under paragraphs 11, 12, 13 or 14 below Employee will forfeit the right to receive any of the payments or benefit enhancements set forth in paragraphs 2 and 3 above (and the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to Employee pursuant to this Agreement and Release) and, to the extent that any such payments already have been made to Employee or benefit enhancements already implemented at or prior to the time of Employee’s failure to satisfy any such condition, Employee must immediately return to the Company all such sums already paid to Employee. Employee acknowledges and agrees that the Company’s, and where applicable the Released Parties’ (as defined below), remedies at law for a breach or threatened breach of any of the provisions of paragraph 9, 11, 12, 13, 14, 15 or 16 of this Agreement and Release would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company or the Released Parties, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     10. In the event that Employee’s employment is terminated by the Company prior to the Termination Date for Cause (as defined below), or Employee resigns from the Company for any reason prior to the Termination Date, all of Employee’s rights and the Company’s obligations hereunder shall cease and be forfeited as of the date of such termination, including, without limitation, Employee’s right to receive any payments or benefits set forth in paragraphs

2 and 3 above and Employee shall have no further right or claim to any compensation, benefits or severance under this Agreement and Release or otherwise against any member of the AIG Family from and after the date of termination. Cause means: (a) Employee’s failure, refusal or neglect to perform Employee’s duties in the manner prescribed by the Company; (b) Employee’s engagement in conduct materially injurious to the business reputation or financial condition of any member of the AIG Family; (c) Employee’s breach of any provision of this Agreement and Release or any breach of any fiduciary or legal duty to the AIG Family; (d) Employee’s failure to comply with any rule or regulation of a regulatory or self regulatory agency with jurisdiction over the activities of the AIG Family, or any willful violation of the Company’s Code of Conduct; (e) the Employee’s conviction of, or Employee’s entry of a plea of guilty or no contest with respect to, a felony or a lesser crime involving fraud, dishonesty or moral turpitude; (f) any willful malfeasance, willful misconduct or gross negligence of Employee in connection with his employment; or (g) any embezzlement, theft or fraud by Employee or his agent.
     11. Employee hereby waives and forever releases and discharges any and all rights and claims Employee may have against the Company, its affiliate or subsidiary companies, or any officer, director or employee of, or any benefit plan (including, but not limited to the DCPPP, AIG Partners Plan, the SPP, the 2005 SPP, or the American International Group, Inc. Executive Severance Plan dated June 27, 2005 and as amended and restated March 13, 2007) sponsored by, any such company (collectively, the “Released Parties”) which arise from Employee’s employment with any of the Released Parties or the termination of Employee’s employment with any of the Released Parties. Specifically, but without limiting that general release, Employee hereby waives any rights or claims Employee might have pursuant to the Age Discrimination in Employment Act of 1967, as amended (the “Act”) and under the laws of any and all jurisdictions, including without limitation, the United States. Employee recognizes that Employee is not waiving any rights or claims under the Act that may arise after the date that Employee executes this Agreement and Release. Other than the sums and benefits set forth in this Agreement and Release, there are no other sums payable to Employee by the Released Parties. In addition, Employee agrees that there will be no reinstatement or re-employment with the Released Parties and agrees not to bring any claim based upon the failure or refusal of any of the Released Parties to employ Employee hereafter. Nothing herein modifies or affects any vested rights that Employee may have under the Retirement Plan, American International Group, Inc. Incentive Savings Plan, the American International Group, Inc. Supplemental Incentive Savings Plan, or the Option/RSU Plans; nor does this Agreement and Release confer any such rights, which are governed by the terms of the respective plans (and any agreements under such plans).
     12. Employee agrees that when Employee’s employment is terminated Employee will execute and not revoke the General Release attached hereto as Attachment A.
     13. Employee agrees that during Employee’s employment with the Company and for two (2) years after the Termination Date, Employee shall not: (a) without the prior written consent of the Company, have performed any services for any person other than the Company if such services, in the sole discretion of the Compensation and Management Resources Committee of the Company (the “Compensation Committee”), upon the recommendation of the Chief Executive Officer of the Company, may be deemed to be in competition with the Company, its subsidiaries or its affiliates (collectively, the “AIG Family”); (b) have performed any acts which could be considered by the Compensation Committee, upon the recommendation of the Chief Executive Officer of the Company, to be detrimental to the name, reputation or interest of a member of the AIG Family, including, but not limited to, the inducement of any other person to leave the employ of a member of the AIG Family, or the inducement of any person placing insurance or reinsurance with a member of the AIG Family or purchasing any other product or service from a member of the AIG Family to transfer such business to a person or entity unrelated to the AIG Family or (c) regardless of who initiates the communication, have solicited, participated in the solicitation or recruitment of, or in any manner encouraged or provided assistance to, any employee, consultant or agent of the AIG Family to terminate his or her employment or other relationship with the AIG Family or to leave its employ or other relationship with the AIG Family for any engagement in any capacity or for any other person or entity.
     14. Employee agrees to assist the Company regarding business matters through the Termination Date. In addition, Employee agrees (whether during or after Employee’s employment with the Company) to cooperate (a) with the AIG Family in connection with any litigation or regulatory matters in which Employee may have relevant knowledge or information and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Released Parties. This cooperation shall include, without limitation, the following: (1) to meet and confer, at a time mutually convenient to Employee and the member(s) of the AIG Family, with the AIG Family’s designated in-house or outside attorneys for trial preparation purposes, including answering questions, explaining factual situations, preparing to testify, or appearing for deposition; (2) to appear for trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; (3) to give truthful sworn statements to the AIG Family’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt the AIG Family’s attorneys as Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing Employee), and to accept their record instructions at deposition.
     15. Employee agrees (whether during or after Employee’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Released Parties.
     16. Employee acknowledges that the disclosure of this Agreement and Release or any of the terms hereof could prejudice the Company and would be detrimental to the Company’s continuing relationship with its employees. Accordingly, Employee agrees not to discuss or divulge either the existence or contents of this Agreement and Release to anyone other than Employee’s immediate family, attorneys or tax advisors, and further agrees to use Employee’s best efforts to ensure that none of those individuals will reveal its existence or contents to anyone else. Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the AIG Family, or any “Personal Information” (as defined below); provided that Employee may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of a member of the AIG Family, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information; provided, further, that in the event that Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Employee shall (a) promptly notify the Company of such order, (b) at the written request of the Company, diligently contest such order at the sole expense of the Company, and (c) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this paragraph, (1) “Confidential Information” shall mean information concerning the employees, financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary and confidential information relating to the business of the AIG Family or customers, that, in any case, is not otherwise available to the public (other than by Employee’s breach of the terms hereof) and (2) “Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of any member of the AIG Family. Promptly after the End Work Date Employee shall return all property belonging to the AIG Family, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.
     17. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of the Company of which the Employee has been made aware, or the products or services of the Company of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with the Company (“Developments”), shall be the sole and exclusive property of the Company. Employee agrees to, and hereby does, assign to the Company, without any further consideration, all of Employee’s right, title and interest throughout the world in and to all Developments. Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments, and Employee hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Employee may have in any such Development to the extent that it might not be considered a work made for hire. Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.
     18. The payments and benefits set forth in paragraphs 2 and 3 include consideration provided to Employee over and above anything of value to which Employee is already entitled. Employee acknowledges and understands that Employee is hereby being advised to consult with, and has consulted with, an attorney prior to executing this Agreement and Release. Employee also acknowledges and understands that Employee has the right to consider the terms of this Agreement and Release for twenty-one (21) days, running from the date of Employee’s receipt of this Agreement and Release, before signing this Agreement and Release. Upon the signing of this Agreement and Release by Employee, Employee understands that Employee shall have a period of seven (7) days following Employee’s signing of this Agreement and Release in which Employee may revoke this Agreement and Release by providing written notice of revocation delivered to Marc Bernstein, Associate General Counsel, American International Group, Inc., 70 Pine Street, 31st Floor, New York, New York 10270, no later than 5:00 p.m. on the seventh day after Employee has signed this Agreement and Release. This Agreement and Release will not become effective and enforceable until the eighth day after Employee’s signature (if not revoked pursuant to the terms of this paragraph). Employee warrants the Employee is fully competent to enter into this Agreement and Release; that Employee has read this Agreement and Release and fully understands its meaning; that Employee knowingly and voluntarily enters this Agreement and Release; and that Employee agrees to comply with its terms and conditions.
     19. All payments (whether in cash, shares or otherwise) provided for under this Agreement and Release are subject to applicable tax withholdings.
     20. If any term or provision of this Agreement and Release, or the application thereof to any person or circumstances will to any extent be invalid or unenforceable, the remainder of this Agreement and Release, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement and Release will be valid and enforceable to the fullest extent permitted by law.
     21. This Agreement and Release constitutes the entire understanding and agreement between the Company and Employee with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement and Release may be amended only in writing, signed by the parties hereto.
     22. Any dispute arising under this Agreement and Release shall be governed by the law of the State of New York, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Kathleen E. Shannon	9/25/08

	Name: Kathleen E. Shannon	Date
Title: Senior Vice President and Secretory

/s/ Robert M. Sandler		9/25/08
ROBERT M. SANDLER		Date

ATTACHMENT A
GENERAL RELEASE
     WHEREAS American International Group, Inc. (the “Company”) and Robert M. Sandler (“Employee”) entered into an Agreement and Release;
     WHEREAS any terms defined in the Agreement and Release have the same definition in this General Release; and
     WHEREAS Employee’s employment with the Company terminated on September 30, 2010 (the “Termination Date”);
     NOW, THEREFORE, Employee agrees as follows:
     1. In consideration of the payments and benefits described in paragraphs 2 and 3 of the Agreement and Release, Employee hereby waives and forever releases and discharges any and all claims Employee may have against the Company, its affiliate or subsidiary companies, or any officer, director or employee of, or any benefit plan (including, but not limited to the DCPPP, AIG Partners Plan, the SPP, the 2005 SPP, or the American International Group, Inc. Executive Severance Plan dated June 27, 2005 and as amended and restated March 13, 2007) sponsored by, any such company (collectively, the “Released Parties”) which arise from Employee’s employment with any of the Released Parties or the termination of Employee’s employment with any of the Released Parties. Specifically, but without limiting that general release, Employee hereby waives any rights or claims Employee might have pursuant to the Age Discrimination in Employment Act of 1967, as amended (the “Act”) and under the laws of any and all jurisdictions, including without limitation, the United States. Employee recognizes that Employee is not waiving any rights or claims under the Act that may arise after the date that Employee executes this General Release. Other than the sums and benefits set forth in the Agreement and Release, there are no other sums payable to Employee by the Released Parties. Nothing herein modifies or affects any vested rights that Employee may have under the American International Group, Inc. Retirement Plan, American International Group, Inc. Incentive Savings Plan, the American International Group, Inc. Supplemental Incentive Savings Plan, or the Option/RSU Plans; nor does this General Release confer any such rights, which are governed by the terms of the respective plans (and any agreements under such plans).
     2. Employee acknowledges that he has not filed any complaint, charge, claim or proceeding, if any, against any of the Released Parties before any local, state or federal agency, court or other body (each individually a “Proceeding”). Employee represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.
     3. Employee acknowledges and understands that Employee is hereby being advised to consult with an attorney prior to executing this General Release. Employee also acknowledges and understands that Employee has the right to consider the terms of this General Release for twenty-one (21) days, running from the date of Employee’s receipt of this General Release, before signing this Agreement and Release. However, in no event may Employee sign this General Release before the Termination Date.

     4. Upon the signing of this General Release by Employee, Employee understands that Employee shall have a period of seven (7) days following Employee’s signing of this General Release in which Employee may revoke this General Release. Employee understands that this General Release shall not become effective or enforceable until this seven (7) day revocation period has expired, and that neither the Company nor any other person is under any obligations pursuant to paragraphs 2 and 3 of the Agreement and Release until eight (8) days have passed since Employee’s signing of this General Release without Employee having revoked this General Release. If Employee revokes this General Release, Employee will be deemed not to have accepted the terms of this General Release, and no action will be required of the Released Parties under any section of the Agreement and Release.
     5. This General Release does not constitute an admission of liability or wrongdoing of any kind by Employee or the Released Parties.
     6. Any dispute arising under this Agreement and Release shall be governed by the law of the State of New York, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

DATE	ROBERT M. SANDLER

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